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                                                                     Exhibit 4.6

                            SENIOR OPERATION ADVISOR
                              CONSULTING AGREEMENT

1.  PARTIES

          This agreement is entered into as of April 1, 2002, by and between Rotary Power International, Inc., a Delaware corporation with its principal office at P.O. Box 128, Wood-Ridge, New Jersey 07075-0128 (the "Company"), Senior Operation Advisor, Henry Gonzalez an individual residing at 8585 North West, 168th Terrace , Miami Lakes, Florida 33016 (the "Consultant").

2.  ENGAGEMENT

          The Company hereby agrees to engage the Consultant, in consideration of such engagement, hereby agrees to provide the consulting services as further described in but not limited to Section 3 below, such services to be provided only as requested by the Company. The Consultant agrees to commit up to 100% of his time to the Company.

3.  STATEMENT OF SERVICES

     3.1 Assisting in the continuing development of the business plan for the main assembly/ manufacturing facility .

     3.2 Evaluating the current R&D assembly process of the Series 70 2-rotor rotary engines and provide the necessary schedules, assembly manuals and technician training programs for a fully developed main production process. This will apply for all models of the Series 70 rotary engines.

     3.3 The above mentioned (item #2) will also apply to the Series 580 rotary engines as well.

     3.4 Consultant will take guidance and directions from the President of the Company.

     3.5  Service provided by Consultant shall be as an independent contractor.

     3.6 Consultant will be expected to provide monthly reports of his activities hereunder.

     3.7 Provide managerial and financial guidance and services and analysis. This may include the following:

          (a) Suggestion for structuring financing for both debt and equity for the Company.

          (b) Analysis of alternative financing activities/options presented to the company by varies broker dealers, etc.

          (c) To review the recurring financial filings and provide comments thereon.

          (d) Not withstanding any of the above noted services the Consultant acknowledges that he does not have the authority to commit the Company to any legal or financial obligations and will remain independent at all times.

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The term of this Agreement shall be from the date of this Agreement to March 31,
2003 subject to paragraph 6.3 herein.

4.  COMPENSATION

     4.1 In consideration of the consulting services performed hereunder, the Company agrees to pay Consultant at rate $10,000 per month for up to 100% of his time.

     4.2 The Company agrees to reimburse Consultant for all actual business expenses as may be required in connection with the performance of services. Any major expenditures will be approved by the Company prior to commitment.

     4.3 The Consultant will submit invoices monthly for consulting services and expenses incurred. Expenses billed to the Company shall be accompanied by supporting documentation. The Company will make payment of these invoices from Consultant in a timely fashion.

     4.4 Upon the Company receiving $1,000,000, on or before December 31st, 2002 cumulatively, in equity financing the Consultant will have the right to receive any unpaid consulting fees in cash or shares. Prior to that the Consultant shall receive any such shares, issued within 30 days of the Company quarter shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Company with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of such shares). Any and all costs of filing such registration statement for such shares shall be the responsibility of the Company.

     4.5 The Consultant will receive earn out bonus of up to 250,000 shares per quarter ( such shares to be promptly registered at the Company's expense ) upon the successful completion of the milestones & objectives set forth and approval by the Company Board within 30 days for the Management Group.

     4.6 The Company Board should have some latitude in granting something less than 100% of the shares in the future if substantial but not complete achievement of all goals is met.

     4.7 Accordingly, if the Company is able to raise the funds to support the increasing negative cash flow, notwithstanding the results of other objectives, at least 50% of the earn out bonus would be granted.

     4.8 An additional bonus of 500,000 shares will be paid to the Consultant upon RPI's share trading at $2.00 per share for over 30 days within the next 12 month period commencing from July 1st, 2002. (such shares to be promptly registered at the Company's expense).

     4.9 The Consultant will receive the full Compensation Package (remaining salary, remaining bonus and supplemental bonus) upon finding a Strategic Financial Partner who provides sufficient financing to enable RPI to start manufacturing its engines in a serious way or a change in control occurs or the Interim President & CEO, Ron McKeown is forced to give up his current role.

5.  LIMITATIONS

     5.1 Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

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     5.2    Consultant represents that there is no conflict of interest between his/its performance in a consulting capacity under this Agreement and his/its relationship with other clients. If at any time in the future it is believed that there is a potential conflict of interest, Consultant will promptly so advise and the parties will mutually agree in writing on the resolution of this potential conflict.

6.  NON-COMPETITION

          For the term of this Agreement, Consultant will not directly or indirectly, in any capacity, without prior written approval by the Company, engage in or render services (including, without limitation, research, development, marketing or sales) to, or have a financial interest in, any person, consultant, corporation or other entity engaged in the rotary engine business. With the exception of the existing relationship with Rotary Power Marine Corp.

7.  EXEMPTION FROM COMPANY BENEFIT PLANS, POLICIES AND PROCEDURES

          The Consultant is not an employee of the Company and is, therefore, not entitled to coverage under any of the benefit plans of the Company except as agreed in writing by Consultant and the Company. The Consultant shall not be bound by the policies and procedures of the Company but will conduct himself in accordance with paragraph 3.4 herein.

8.  FACILITIES AND SUPPORT

          The Company shall provide Consultant with office space, equipment and support reasonably necessary to perform the tasks which are performed on the premises of the Company. The Consultant is responsible to provide facilities and equipment necessary outside the premises of the Company.

9.  CONFIDENTIAL INFORMATION

          Consultant will not disclose any trade secrets or confidential information identified as such by the Company to any person, consultant, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Consultant make use of any such trade secrets or confidential information for his/its own purpose or for the benefit of any person, consultant, corporation, or other entity, except as authorized in writing by the Company. Consultant agrees to deliver to the Company upon termination of this Agreement, or at any other time the Company may request, any proprietary or confidential material supplied to the Consultant during the term of this Agreement and which the Company has previously identified as such, relating to the business of the Company which he/it may then possess or have under his/its control. However, there shall be no restriction on disclosure or use of information which is publicly known other than as a result of a breach of this Agreement, or which becomes legally available at any time from a third party without restriction. Confidential information obtained while an employee of the Company shall be specifically covered by this clause.

10. PROPERTY OF COMPANY

          All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions conceived by the Consultant that were developed in relation to performance of the Consultant's and the Engineering Company's assignments for the Company, shall be the property of the Company.

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11. MISCELLANEOUS

          NOTICES: All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through the facilities of the United States Postal Service, certified or registered mail, return receipt requested. The addresses set forth in the first paragraph of this Agreement for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given. Notices shall be deemed to have been given at the time of delivery if transmission is by personal hand delivery or, if mail, forty-eight (48) hours after deposited in a regularly maintained receptacle of the United States Postal Service for mailing as aforesaid.

          CAPTION HEADINGS: Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed part of the context of this Agreement.

          ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties hereto, and supersedes any written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangement or understandings, oral or written, between or among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

          AMENDMENT:   This Agreement may only be amended by the written consent
of both parties at the time of such amendment.

          GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey. In the event of any litigation arising out of any dispute in connection with this Agreement, the Company and Consultant and Engineering Company hereby consent to the jurisdiction of the New Jersey courts.

          COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one agreement.

          SEVERABILITY: In the event any provision of this Agreement is held to be invalid, void or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. RENEWAL

          The parties may agree to renew this Agreement at any time by written instruments signed by the parties. It is anticipated that each such renewal shall be upon the same terms and conditions as herein provided, except for necessary changes in dates, scope of work, or total compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HENRY GONZALEZ                              ROTARY POWER INTERNATIONAL, INC.
(the Consultant)                            (the Company)


By: /s/ Henry Gonzalez                      By: /s/ Ronald G. McKeown
    -----------------------------------         ----------------------------
                                                Ronald G. McKeown
                                                President & CEO

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